SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. __)

Filed by the registrant ☐

Filed by a party other than the registrant ☒

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material under Rule 14a-12.

SCPIE HOLDINGS INC.

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(Name of Registrant as Specified in its Charter)

STILWELL VALUE PARTNERS III, L.P.

STILWELL VALUE LLC

JOSEPH STILWELL

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(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

THE STILWELL GROUP

26 BROADWAY

23rd FLOOR

NEW YORK, NY 10004

PHONE: (212) 269-5800

FACSIMILE: (212) 269-2675

February 28, 2008

Dear Fellow Shareholder:

By my estimates, at least 40% of our shares are owned by California doctors who received SKP shares in exchange for membership interests in the old reciprocal. If you are one of those physicians, you generally will be liable for state and federal taxes of $6.80 per share* based on the proposed $28 cash offer for our Company—leaving you with less capital than before the board recommended this transaction. This is not tax advice; you should consult with your tax advisor.

Partnerships that I manage own approximately $25 million of SKP and approximately $50 million of ACAP. I favor the ACAP-SKP stock deal (which you are not being asked to vote on at this time) because our very good SCPIE Insurance Company would benefit from having the very good managers at ACAP – who are tight with Company expenses. For example, each board member at SKP receives on average $100,000 per year more than the board members at ACAP. As a second example, SKP management enjoys using the company charge card at Spago—the sort of wanton waste that ACAP management would never countenance. I can see why SKP management and board members don’t like the tight management of ACAP. You can see why I do like the ACAP management.

In the four years that I (and my attorney) have been on ACAP’s board, the share price has increased by approximately 150%. In contrast, during the 11 years that SKP management has been running SKP, they have produced a total return of 35%.

An ACAP-SKP combination will benefit me, and it will benefit you. Mathematically, having a 10% position in each company, I can only benefit by the combined companies doing well. As evidenced by SKP management’s disregard for the tax consequences to 40% of our shareholders by accepting the proposed cash offer, and their continued insistence that there is some benefit to me not available to other shareholders, their financial acumen appears limited.

My experience with the SKP board highlighted those limitations. Often, when it was time to discuss financial concepts like accretion, dilution, or capital allocation, our CEO resorted to less challenging concepts. Along with the pablum, “Cash is king”, Don Zuk was also fond of quoting to the board as it considered potential transactions: “A bird in the hand is worth two in the bush.” Unfortunately, the board is asking you to vote for a transaction that will leave 40% of our shareholders with only ¾ of a bird.

As of last night’s closing price, the ‘spot’ value of the competing ACAP offer (which you are not being asked to vote on at this time) of 0.70 shares per SKP share was $30.88 (tax-deferred). As of last night, the 20 day volume-weighted average sales price was $30.30. Either way you approach the ACAP offer, it is meaningfully higher.

While I am flattered that SKP management believes this ex-director’s rhetoric might mislead you, I think the facts and figures and our doctors’ desire not to be left holding merely ‘¾ of a bird’ is what really disturbs them. Variously, SKP management characterizes the auction for our Company as ‘robust’, ‘rigorous’, and ‘open’, yet it was none of those things. How ‘robust’, ‘rigorous’ or ‘open’ could it be when our management refused to even go back to ACAP to ask them to increase their $28 floor price? I support a floor price from ACAP of at least $30 per SKP share.

In the flawed process that led our board to accept a materially inferior offer, SKP management says they ‘have had and continue to have the best interests of our stockholders as a guiding force...’. Apparently, this force guided them to do what even a first year finance student knows not to do – accept a cash transaction when 40% of your shareholders have a zero basis in their holdings!

Now that they’ve stopped calling the board-rejected but very real and still-outstanding offer from ACAP ‘illusory’, they say the offer ‘had numerous and prohibitive conditions’. I know of only two conditions that they might have found prohibitive:

1)	The CEO is not going to be retained; and

2)	The CFO is not going to be retained.

If there are any other ‘prohibitive’ conditions, SKP management should tell us what they are.

Although you are not being asked to vote on the ACAP offer at this time, I believe there are ‘numerous’ points that strongly recommend it over the proposed $28 cash offer:

First, the exchange ratio and the higher floor I would support give us a higher price for our SKP shares.

Second, the offer is tax-deferred.

Third, the transaction is accretive for shareholders of both companies.

Fourth, ACAP is managed by an experienced CEO who has previously purchased three insurance companies and sold another.

Fifth, ACAP (as would a combined ACAP-SKP) pays a dividend to shareholders and repurchases its shares with its excess earnings.

Sixth, the SCPIE Insurance Company will continue to service our doctors for many years to come and provide California physicians with an alternative to The Doctors Company.

Seventh, an ACAP-SKP merger maintains greater competition in the California marketplace, thus discouraging the possibility of oligopolistic pricing by The Doctors Company.

The Doctors Company has a lot to gain by eliminating SCPIE Insurance Company as a competitor. If you are a physician/shareholder, do you really want to lose the choice of buying your professional liability coverage from SCPIE Insurance?

Vote AGAINST the proposed giveaway of our Company to The Doctors Company by signing the enclosed gold proxy card. Only your last vote will count. If you’ve already returned the Company’s card, you can still change your vote and vote against the merger agreement with The Doctors Company by returning the GOLD card to us or voting via the Internet or telephone.

Sincerely, /s/ Joseph Stilwell
Joseph Stilwell

*The estimated tax liability of $6.80 for a California physician who received shares in SKP when it went public in 1997 is calculated as follows. According to SKP’s proxy statement, the receipt of cash exchanged for stock will result in a gain between the cash received and the basis (p. 3), the basis for shares received in the public offering would be zero (p. 45), and this would result generally in a taxable gain of $28 per share. The federal capital gain rate of 15% yields a tax liability of $4.20; California has a marginal tax rate of 9.3% for taxable income levels above $44,819, yielding a California income tax liability of $2.60 per share. Please note that this is not tax advice. I urge you to consult your own tax advisor for advice regarding your personal tax liability.

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On February 4, 2008, the Stilwell Group (the “Group”) filed with the Securities and Exchange Commission (the "Commission") a definitive proxy statement in connection with the March 26, 2008 special meeting of stockholders of SCPIE Holdings Inc. On the record date for the meeting, February 4, 2008, there were 9,583,165 shares of common stock of SCPIE Holdings Inc. outstanding. Copies of the Group’s definitive proxy statement were mailed to stockholders beginning February 8, 2008. Investors and security holders are urged to read the Group’s definitive proxy statement and additional definitive soliciting material because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by the Group with the Commission at the Commission's website at www.sec.gov. The definitive proxy statement and these other documents may also be obtained for free by writing to Mr. Joseph Stilwell at 26 Broadway, 23rd Floor, New York, New York 10004, or by contacting Morrow & Co., LLC at 800-662-5200.

P R O X Y

THIS PROXY IS SOLICITED BY THE STILWELL GROUP IN OPPOSITION TO THE BOARD OF DIRECTORS OF SCPIE HOLDINGS INC.

SCPIE HOLDINGS INC.

SPECIAL MEETING OF SHAREHOLDERS

March 26, 2008

VOTING CONTROL NUMBER

Your vote is important. Casting your vote in one of the three following ways votes all shares of Common Stock of SCPIE Holdings Inc. that you are entitled to vote. Internet and telephone voting facilities are available 24 hours a day, seven days a week. Please consider the issues discussed in the proxy statement and cast your vote:

▪	VIA INTERNET – Have the above control number handy when you go to: https://www.proxyvotenow.com/skp. Follow the instructions. You will have the option of receiving an e-mail confirmation.

▪	BY TELEPHONE – Dial toll-free from the U.S. or Canada: 1-888-216-1297. Have the control number handy and follow the instructions.

▪

BY MAIL – Unless you have voted via the Internet or by telephone, complete, sign and date the GOLD proxy card below and mail it promptly in the enclosed postage-paid envelope to Ellen Philip Associates, PO Box 1997, New York, NY 10117-0024.

Your Internet or telephone vote must be received no later than 10:00 a.m.,

Eastern time, on March 26, 2008.

Detach Here

PROXY SOLICITED BY THE STILWELL GROUP IN OPPOSITION

TO THE BOARD OF DIRECTORS OF SCPIE HOLDINGS INC.

GOLD PROXY CARD	GOLD PROXY CARD

SCPIE HOLDINGS INC.

SPECIAL MEETING OF SHAREHOLDERS

March 26, 2008

The undersigned hereby appoints Joseph Stilwell and Spencer Schneider, or either of them, as proxies with full power of substitution, to vote in the name of and as proxies for the undersigned at the Special Meeting of SCPIE Holdings Inc. (the "Company"), to be held on March 26, 2008, at 10:00 a.m. Pacific Time, and at any adjournment(s) or postponement(s) thereof, according to the number of votes that the undersigned would be entitled to cast if personally present on the matters shown on the reverse side:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. Unless otherwise specified, this proxy will be voted "AGAINST" Proposal 1 relating to the merger agreement with The Doctors Company and “AGAINST” Proposal 2 relating to adjournment of the Special Meeting. This proxy revokes all prior proxies given by the undersigned.

Until the voting deadline, you may revoke a prior proxy vote at any time by submitting a new vote, which automatically revokes any previous vote. ONLY YOUR LATEST VOTE WILL COUNT IN THE TABULATION.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof, as provided in the proxy statement provided herewith. The proxies may exercise discretionary authority only as to matters unknown to the Group a reasonable time before this Proxy Solicitation.

Unless you have voted via the Internet or by telephone, please mark this GOLD proxy card on the reverse side, sign it and date it, and return it promptly in the envelope provided.

THANK YOU FOR VOTING

Detach Here

GOLD PROXY CARD	GOLD PROXY CARD

We recommend that you vote AGAINST Proposal 1.

1. To adopt the Agreement and Plan of Merger, dated October 15, 2007, by and among The Doctors Company, Scalpel Acquisition Corp. and SCPIE Holdings Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

We recommend that you vote AGAINST Proposal 2.

2. To adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Agreement and Plan of Merger, dated October 15, 2007, by and among The Doctors Company, Scalpel Acquisition Corp. and SCPIE Holdings Inc.

☐ FOR	☐ AGAINST	☐ ABSTAIN

_________________________ Signature	_______________________ Signature (Joint Owners)	_________________, 2008 Date

Please sign exactly as your name appears hereon or on proxy cards previously sent to you by the Company. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

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